Exhibit 99.1

Vail Resorts
News Release
For Immediate Release

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Vail Resorts Announces Increase to Share Repurchase Program

BROOMFIELD, Colo.—July 16, 2008—Vail Resorts, Inc. (NYSE: MTN) announced today that its Board of Directors has increased the Company’s common stock repurchase authorization by three million shares.

Shares of common stock purchased pursuant to the repurchase program will be held as treasury shares and may be used for the issuance of shares under the Company’s employee stock plans. Acquisitions under the share repurchase program will be made from time to time at prevailing prices as permitted by applicable laws, and subject to market conditions and other factors. The Company is under no obligation to purchase any shares under the stock repurchase program and the timing as well as the number of shares that may be repurchased under the program will depend on a number of factors including the Company’s future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s credit agreements and in the indenture governing the Company’s Senior Subordinated Notes due 2014, prevailing prices of the Company’s common stock, and the number of shares that become available for sale at prices that the Company believes are attractive. The stock repurchase program may be discontinued at any time.

The additional share authorization announced today increasing the program by three million shares together with 284,218 shares remaining under the previous share repurchase program approved by the Company’s Board of Directors on March 9, 2006, equates to 3,284,218 shares currently authorized for repurchase. Since its fiscal year 2008 third quarter earnings announcement on June 5, 2008, the Company has repurchased 1,209,549 shares at an average price of $39.40, under its previously approved program.

“Our Board took this action based upon our Company’s continued strong financial condition and it reflects the Board’s confidence in Vail Resorts’ growth potential,” said Robert Katz, chief executive officer of Vail Resorts.

About Vail Resorts

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.